Exhibit 10.1

IMPORTANT NOTE:
BRINGING THIS CREDIT AGREEMENT OR ANY CERTIFIED COPY OF THIS CREDIT AGREEMENT INTO THE REPUBLIC OF AUSTRIA AS WELL AS ANY WRITTEN CONFIRMATION OR WRITTEN REFERENCE TO THIS CREDIT AGREEMENT MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY TAX.

CREDIT AGREEMENT

DATED AS OF DECEMBER 13, 2005

AMONG

MODINE HOLDING GMBH

AS BORROWER,

MODINE MANUFACTURING COMPANY

AND CERTAIN OF ITS SUBSIDIARIES

AS GUARANTORS,

THE LENDERS,

J.P. MORGAN EUROPE LIMITED

AS AGENT,

J.P. MORGAN PLC

AS LEAD ARRANGER AND SOLE BOOK RUNNER,

TABLE OF CONTENTS

Page

CREDIT AGREEMENT

Article 1 DEFINITIONS

Article 2 THE CREDITS
Section 2.1	Term Loan.
Section 2.2	Required Payments.
Section 2.3	Optional Principal Payments.
Section 2.4	Method of Selecting Initial Interest Periods for the Loans.
Section 2.5	Selection of Interest Periods for Outstanding Advances.
Section 2.6	Method of Borrowing.
Section 2.7	Interest Rate, etc.
Section 2.8	Rates Applicable After Default.
Section 2.9	Method of Payment.
Section 2.10 Noteless Agreement; Evidence of Indebtedness.
Section 2.11 Telephonic Notices.
Section 2.12 Interest Payment Dates; Interest Basis.
Section 2.13 Notification of Advances, Interest Rates and Prepayments.
Section 2.14 Lending Installations.
Section 2.15 Non-Receipt of Funds by the Agent.
Section 2.16 Judgment Currency.

Article 3 YIELD PROTECTION; TAXES
Section 3.1	Yield Protection.
Section 3.2	Changes in Capital Adequacy Regulations.
Section 3.3	Availability of Types of Advances.
Section 3.4	Funding Indemnification.
Section 3.5	Taxes.
Section 3.6	Lender Statements; Survival of Indemnity.

Article 4 CONDITIONS PRECEDENT
Section 4.1	Conditions to the Effective Date.
Section 4.2	Conditions Precedent to Borrowing.

Article 5 REPRESENTATIONS AND WARRANTIES
Section 5.1	Corporate Existence and Power.
Section 5.2	Authorization.
Section 5.3	Binding Effect.
Section 5.4	No Conflict; Government Consent.
Section 5.5	Financial Statements; Material Adverse Change.
Section 5.6	Litigation and Contingent Obligations.
Section 5.7	Compliance with ERISA.
Section 5.8	Taxes.
Section 5.9	Subsidiaries.
Section 5.10 Not an Investment Company.
Section 5.11 Ownership of Property; Liens.
Section 5.12 Material Agreements; Default.
Section 5.13 Full Disclosure.
Section 5.14 Environmental Matters.
Section 5.15 Insolvency.
Section 5.16 Compliance with Laws.
Section 5.17 Regulation U.
Section 5.18 Public Utility Holding Company Act.
Section 5.19 Post-Retirement Benefits.
Section 5.20 Insurance.
Section 5.21 Plan Assets; Prohibited Transactions.

Article 6 COVENANTS
Section 6.1	Information.
Section 6.2	Inspection of Property, Books and Records.
Section 6.3	Restricted Payments.
Section 6.4	Loans or Advances.
Section 6.5	Investments and Acquisitions.
Section 6.6	Negative Pledge.
Section 6.7	Maintenance of Existence.
Section 6.8	Dissolution.
Section 6.9	Consolidations, Mergers and Sales of Assets.
Section 6.10 Use of Proceeds.
Section 6.11 Compliance with Laws; Payment of Taxes and Other Claims.
Section 6.12 Insurance.
Section 6.13 Change in Fiscal Year.
Section 6.14 Maintenance of Property.
Section 6.15 Environmental Matters.
Section 6.16 Indebtedness.
Section 6.17 Sale of Accounts.
Section 6.18 Financial Covenants.
Section 6.19 Guaranties.
Section 6.20 Rate Management Transactions.
Section 6.21 Affiliates.
Section 6.22 Condition Subsequent.

Article 7 DEFAULTS

Article 8 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
Section 8.1	Acceleration.
Section 8.2	Amendments.
Section 8.3	Preservation of Rights.

Article 9 GENERAL PROVISIONS
Section 9.1	Survival of Representations.
Section 9.2	Governmental Regulation.
Section 9.3	Headings.
Section 9.4	Entire Agreement.
Section 9.5	Several Obligations; Benefits of this Agreement.
Section 9.6	Expenses; Indemnification.
Section 9.7	Numbers of Documents.
Section 9.8	Accounting.
Section 9.9	Severability of Provisions.
Section 9.10 Nonliability of Lenders.
Section 9.11 Confidentiality.
Section 9.12 Nonreliance.
Section 9.13 Disclosure.
Section 9.14 USA Patriot Act.
Section 9.15 Place of Performance.

Article 10 THE AGENT
Section 10.1 Appointment; Nature of the Relationship.
Section 10.2 Powers.
Section 10.3 Reliance; Counsel.
Section 10.4 Delegation to Sub-Agent.
Section 10.5 Resignation; Successor Agent.
Section 10.6 Lender Credit Decision.
Section 10.7 Agent’s Reimbursement and Indemnification.
Section 10.8 Execution of Collateral Documents.

Article 11 SETOFF; RATABLE PAYMENTS
Section 11.1 Setoff.
Section 11.2 Ratable Payments.

Article 12 GUARANTY
Section 12.1 Representations, Warranties and Covenants.
Section 12.2 Guaranty.
Section 12.3 Guaranty Unconditional.
Section 12.4 Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances.
Section 12.5 General Waivers.
Section 12.6 Subordination of Subrogation; Subordination of Intercompany Indebtedness.
Section 12.7 Contribution with Respect to Guaranteed Obligations.
Section 12.8 Stay of Acceleration.
Section 12.9 No Waivers.
Section 12.10 Expenses of Enforcement, etc.
Section 12.11 Setoff.
Section 12.12 Financial Information.

Article 13 BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
Section 13.1 Successors and Assigns; Participations.
Section 13.2 Dissemination of Information.
Section 13.3 Tax Treatment.

Article 14 NOTICES
Section 14.1 Notices.
Section 14.2 Change of Address.

Article 15 COUNTERPARTS

Article 16 CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
Section 16.1 CHOICE OF LAW.
Section 16.2 CONSENT TO JURISDICTION.
Section 16.3 WAIVER OF JURY TRIAL.

ANNEX I GUARANTY JOINDER SUPPLEMENT

EXHIBITS
EXHIBIT A-1 FORM OF AUSTRIAN OPINION
EXHIBIT A-2 FORM OF U.S. OPINION
EXHIBIT B COMPLIANCE CERTIFICATE
EXHIBIT C ASSIGNMENT AND ASSUMPTION AGREEMENT

SCHEDULES
PRICING SCHEDULE
SCHEDULE 1  EUROCURRENCY PAYMENT OFFICES
OF THE AGENT
SCHEDULE 2  LENDING INSTALLATIONS
SCHEDULE 3  MANDATORY COST FORMULAE
SCHEDULE 5.6 LITIGATION
SCHEDULE 5.9 SUBSIDIARIES
SCHEDULE 5.14(a) ENVIRONMENTAL MATTERS
SCHEDULE 5.14(b) HAZARDOUS MATERIALS
SCHEDULE 6.5A EXISTING INVESTMENTS
SCHEDULE 6.5B INVESTMENTS RELATED TO MODINE AUSTRIA TRANSACTION
SCHEDULE 6.16 INDEBTEDNESS AND LIENS

IMPORTANT NOTE:
BRINGING THIS CREDIT AGREEMENT OR ANY CERTIFIED COPY OF THIS CREDIT AGREEMENT INTO THE REPUBLIC OF AUSTRIA AS WELL AS ANY WRITTEN CONFIRMATION OR WRITTEN REFERENCE TO THIS CREDIT AGREEMENT MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY TAX.

CREDIT AGREEMENT

This Agreement, dated as of December 13, 2005, is among Modine Holding GmbH, a company organized under the laws of Austria, Modine Manufacturing Company, a Wisconsin corporation, those of its Subsidiaries from time to time party hereto as Guarantors, the Lenders and J.P. Morgan Europe Limited, a company organized under the laws of England and Wales, as Agent. The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Parent or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advance” means at any time and with respect to any Interest Period extant at such time that portion of the Loans sharing such Interest Period.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent” means JPMEL in its capacity as contractual representative of the Lenders pursuant to Article 10, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article 10.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders. The Aggregate Commitment is EUR 71,000,000.

“Agreement” means this credit agreement, as it may be amended or modified and in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.5.

“Anti-Terrorism Order” means Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001) issued by the President of the U.S. (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism).

“Applicable Margin” means, at any time, the percentage rate per annum which is applicable at such time as set forth in the Pricing Schedule.

“Approved Fund” is defined in Section 13.1(b).

“Arranger” means J.P. Morgan plc, a company organized under the laws of England and Wales, and its successors, in its capacity as Lead Arranger and Sole Book Runner.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 13.1), and accepted by the Agent, in the form of Exhibit C or any other form approved by the Agent.

“Authorized Officer” means any of the Chief Financial Officer, Treasurer, or Controller of the Borrower or Parent, as applicable, acting singly.

“Borrower” means Modine Holding GmbH, a company organized under the laws of Austria, and its successors and assigns.

“Borrowing Date” means the date the Loans are made hereunder.

“Borrowing Notice” is defined in Section 2.4.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Advances, a day (other than a Saturday or Sunday) on which (A) banks generally are open in London for the conduct of substantially all of their commercial lending activities and (B) the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Agent to be a suitable replacement) is open for settlement of payment in Euros, and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and London for the conduct of substantially all of their commercial lending activities.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, and as it may be further amended from time to time, 42 U.S.C.§§9601 et seq.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) with respect to Investments of a Foreign Subsidiary only, direct obligations of such Foreign Subsidiary’s Domestic National Government maturing within one year, (iii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody's, (iv) demand deposit accounts maintained in the ordinary course of business, (v) (1) preferred stocks rated A3 or better by Moody’s or A- or better by S&P, (2) adjustable rate preferred stock funds rated A3 or better by Moody’s or A- or better by S&P, and (3) municipal notes with credit support provided by, and putable (within a period not to exceed one year from date of acquisition) to, financial institutions rated A or better by Moody’s, S&P, or the Fitch Investor Service, (vi) tax exempt variable rate demand notes rated AA or better by Moody’s or S&P, provided that such notes permit the Parent or applicable Subsidiary to require the issuer to repurchase such notes after a period of not more than one year from date of acquisition thereof, (vii) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000, and (viii) repurchase agreements or like investment vehicles, in each case rated A-1 or better by S&P or P-1 or better by Moody’s and having a maturity date not greater than 270 days; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Change in Control” means (a) with respect to any Person or group of Persons acting in concert which on the date of this Agreement owns 15% or more of the outstanding shares of voting stock of the Parent, the acquisition by any such Person or group of Persons acting in concert of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Parent; or (b) with respect to any Person or group of Persons acting in concert (other than those described in clause (a) immediately above), the acquisition by any such Person or group of Persons, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of the Parent; or (c) as of any date a majority of the Board of Directors of the Parent consists of individuals who were not either (i) directors of the Parent as of the corresponding date of the previous year, (ii) selected or nominated to become directors by the Board of Directors of the Parent of which a majority consisted of individuals described in clause (i), or (iii) selected or nominated to become directors by the Board of Directors of the Parent of which a majority consisted of individuals described in clause (i) and individuals described in clause (ii); or (d) as of any date the Borrower ceases to be a direct or indirect Wholly-Owned Subsidiary of the Parent.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral Documents” means, collectively, each agreement, instrument or document that may at any time secure all or any part of the Secured Obligations.

“Collateral Shortfall Amount” is defined in Section 8.1.

“Commitment” means, for each Lender, the obligation of such Lender to make a Loan to the Borrower in the amount set forth opposite its signature below.

“Consolidated Adjusted EBITDA” means, as to any Person and with reference to any period, Consolidated EBIT plus, to the extent deducted in determining Consolidated Net Income, depreciation and amortization, all calculated for such Person and its Subsidiaries on a consolidated basis. “Consolidated Adjusted EBITDA” for any period, as to any Person, shall be calculated to be the actual amount for such period for such Person and its Subsidiaries; provided, upon the consummation of any Acquisition, for calculations made from and after such Acquisition, Consolidated Adjusted EBITDA shall be calculated on a pro forma basis including the target’s historical Consolidated Adjusted EBITDA for the applicable period using historical financial statements obtained from the seller, broken down by fiscal quarter in such Person’s reasonable judgment (the amounts from which may be adjusted solely as may be necessary to comply with Agreement Accounting Principles).

“Consolidated EBIT” means, as to any Person and with reference to any period, Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for federal, state, local and foreign income and franchise taxes paid or accrued and (iii) extraordinary losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business, all calculated for such Person and its Subsidiaries on a consolidated basis.

“Consolidated Interest Expense” means, as to any Person and with reference to any period, the interest expense of such Person and its Subsidiaries calculated on a consolidated basis for such period including, without limitation, such interest expense as may be attributable to Capitalized Leases, Receivables Transaction Financing Costs, the discount or implied interest component of Off-Balance Sheet Liabilities, all commissions, discounts and other fees and charges owed with respect to Letters of Credit and Net Mark-to-Market Exposure.

“Consolidated Net Income” means, as to any Person and with reference to any period, the net income (or loss) of such Person and its Subsidiaries calculated on a consolidated basis for such period, excluding any non-cash charges or gains which are unusual, non-recurring or extraordinary, and including, to the extent not otherwise included in the determination of Consolidated Net Income, all cash dividends and cash distributions received by the Parent or any Subsidiary from any Person in which the Parent or such Subsidiary has made an investment.

“Consolidated Net Worth” means as to any Person and at any time the consolidated stockholders’ equity of such Person and its Subsidiaries calculated on a consolidated basis as of such time.

“Consolidated Total Debt” means as to any Person and at any time Indebtedness of such Person and its Subsidiaries calculated on a consolidated basis.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Parent or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Credit Parties” means the Borrower and the Guarantors.

“Default” means an event described in Article 7.

“Designated Financial Contract” means any financial contract evidencing any Rate Management Obligations to which any Lender or affiliate of any Lender shall be a party.

“Dollars” and “$” shall mean the lawful currency of the United States of America.

“Domestic National Government” means, with respect to a Foreign Subsidiary, the national government of the country in which the Foreign Subsidiary’s principal place of business is located.

“Domestic Subsidiary” means each Subsidiary of the Parent which is organized under the laws of the United States of America or any state, territory or possession thereof.

“Effective Date” means the date on which (i) each of the conditions precedent described in Section 4.1 has been satisfied, and (ii) this Agreement has been executed by all of the parties hereto.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof, including, without limitation, CERCLA.

“Environmental Liabilities” means all liabilities (including anticipated compliance costs) in connection with or relating to the business, assets presently or previously owned, leased or operated property, activities (including, without limitation, off-site disposal) or operations of the Parent and each of its Subsidiaries, whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which arise under or relate to matters covered by Environmental Laws.

“Environmental Proceeding” means any judicial or administrative proceeding arising from or in any way associated with any Environmental Law.

“Environmental Release” means releases as defined in CERCLA or under any other Environmental Law.

“Equivalent Foreign Rating” means, with respect to a rating issued by Moody’s, an equivalent rating issued by a recognized rating agency comparable to S&P or Moody’s and reasonably acceptable to the Lender.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Euro” and/or “EUR” means the euro referred to in Council Regulation (EC) No. 1103/97 dated June 17, 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of Economic and Monetary Union.

“Eurocurrency Payment Office” of the Agent shall mean the office, branch, affiliate or correspondent bank of the Agent specified as the “Eurocurrency Payment Office” for such currency in Schedule 1 hereto or such other office, branch, affiliate or correspondent bank of the Agent as it may from time to time specify to the Borrower and each Lender as its Eurocurrency Payment Office.

“EURIBOR” means, with respect to an Advance for the relevant Interest Period or unpaid sum in Euro: (i) the applicable Screen Rate; or (ii) if no Screen Rate is available for the relevant Interest Period, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, in each case as of 11:00 a.m. (Brussels time) on the applicable Quotation Date for the offering of deposits in Euro and for a period comparable to the Interest Period of the relevant Advance or unpaid sum.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (ii) the jurisdiction in which the Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Facility Maturity Date” means September 30, 2009.

“Foreign Subsidiary” means each Subsidiary which is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Guarantors” means the Initial Guarantors along with each additional Specified Domestic Subsidiary that becomes a party to this Agreement by executing a supplement hereto in the form attached as Annex I.

“Guaranty” means the guaranty set forth in Article 12 hereof, as such guaranty may be amended or modified and in effect from time to time.

“Hazardous Materials” includes, without limitation, (i) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, or in any applicable state or local law or regulation, (ii) hazardous substances, as defined in CERCLA, or in any applicable state or local law or regulation, (iii) gasoline, or any other petroleum product or by-product, (iv) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation or (v) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such act, statute or regulation may be amended from time to time.

“Holders of Obligations” means the holders of the Obligations from time to time and shall include (A) each Lender in respect of its Loan, (B) the Agent and the Lenders in respect of all other present and future obligations and liabilities of the Borrower of every type and description arising under or in connection with this Agreement or any other Loan Document, (C) each indemnified party under Section 9.6 of this Agreement in respect of the obligations and liabilities of the Borrower to such Person hereunder and under the other Loan Documents, and (D) their respective successors, transferees and assigns.

“Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) obligations in respect of Letters of Credit, (viii) Contingent Obligations in respect of Indebtedness of any other Person, (ix) Off-Balance Sheet Liabilities, (x) Receivables Transaction Attributed Indebtedness, and (xi) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

“Initial Guarantors” means Parent, Modine Delaware LLC, a Delaware limited liability company, Modine, Inc., a Delaware corporation, Modine Climate Systems Inc., a Kentucky corporation, Thermacore International, Inc., a Pennsylvania corporation, Thermacore, Inc., a Pennsylvania corporation, Thermal Corp., a Delaware corporation, Modine Jackson, Inc., a Delaware corporation, Airedale Inc., a Delaware corporation and Airedale North America, Inc. a Pennsylvania corporation.

“Interest Expense Coverage Ratio” means, as of any date of calculation, the ratio of (i) the Parent’s Consolidated EBIT for the then most recently ended four fiscal quarters to (ii) the Parent’s Consolidated Interest Expense for the then most recently ended four fiscal quarters.

“Interest Period” means, with respect to an Advance, a period of one, two, three or six months (or, with respect to the EUR 30,000,000 portion of the Loans that is to be prepaid on or before December 30, 2005, such shorter period as may be agreed by the Lenders and the Borrower) commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period having a period of one, two, three or six months shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificates of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“JPMEL” means J.P. Morgan Europe Limited, a company organized under the laws of England and Wales, in its individual capacity, and its successors.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent with respect to Euro listed on Schedule 2 or otherwise selected by such Lender or the Agent pursuant to Section 2.9, provided, however, that no such office, branch, subsidiary or affiliate shall be located in the Republic of Austria.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Leverage Ratio” means, as of any date of calculation, the ratio of (i) the Parent’s Consolidated Total Debt outstanding on such date to (ii) the Parent’s Consolidated Adjusted EBITDA for the then most recently ended four fiscal quarters.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means any Lender’s term loan pursuant to Section 2.1. References to “the Loans” mean all such term loans.

“Loan Documents” means this Agreement (including the Guaranty) and the Collateral Documents.

“Mandatory Costs” means, with respect to an Advance, the percentage rate per annum from time to time determined in accordance with the applicable mandatory cost formula set forth in Schedule 3.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Parent and its Subsidiaries taken as a whole, (ii) the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

“Modine Austria” means Modine Austria GmbH, a company organized under the laws of Austria.

“Modine Manufacturing Credit Agreement” means the Amended and Restated Credit Agreement dated as of October 27, 2004 by and among the lenders named therein, JPMorgan Chase Bank, N.A., as Agent and J.P. Morgan Securities Inc., as Lead Arranger and Sole Book Runner, as amended.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Parent or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Non-U.S. Lender” is defined in Section 3.5(d).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party arising under the Loan Documents.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (iv) Operating Leases.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Operating Lease Obligations” means, as at any date of determination, the amount obtained by aggregating the present values, determined in the case of each particular Operating Lease by applying a discount rate (which discount rate shall equal the discount rate which would be applied under Agreement Accounting Principles if such Operating Lease were a Capitalized Lease) from the date on which each fixed lease payment is due under such Operating Lease to such date of determination, of all fixed lease payments due under all Operating Leases of the Parent and its Subsidiaries.

“Other Taxes” is defined in Section 3.5(b).

“Parent” means Modine Manufacturing Company, a Wisconsin corporation.

“Participants” is defined in Section 13.1(c).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Encumbrances” means:

(a)  Liens for taxes, assessments or governmental charges or levies on the Parent’s or a Subsidiary’s Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on the books of the Parent or such Subsidiary.

(b)  Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due.

(c)  Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(d)  Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Parent or its Subsidiaries.

(e)  Liens existing on the date hereof and described in Schedule 6.16.

(f)  Liens incurred in connection with any transfer of an interest in accounts or notes receivable or related assets as part of a Qualified Receivables Transaction.

(g)  Liens created after the date hereof by conditional sale or other title retention agreements (including Capitalized Leases) or in connection with purchase money Indebtedness with respect to equipment and fixtures acquired by the Parent or its Subsidiaries in the ordinary course of business, involving the incurrence of an aggregate amount of Indebtedness of no more than $10,000,000 outstanding at any time for all such Liens (provided that such Liens attach only to the assets financed and such Indebtedness is incurred within 30 days following such purchase and does not exceed 100% of the purchase price of the subject assets).

(h)  In addition to Liens otherwise described in clauses (a) through (h) above, Liens securing an aggregate amount of Indebtedness outstanding at any time of no more than $10,000,000.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Parent or any member of the Controlled Group may have any liability.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment (or, once the Loans have been made, the outstanding amount of such Lender’s Loan) and the denominator of which is the Aggregate Commitment (or, once the Loans have been made, the aggregate outstanding amount of the Loans).

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Parent or any Subsidiary pursuant to which the Parent or any Subsidiary may sell, convey or otherwise transfer to a newly-formed Subsidiary or other special-purpose entity, or any other Person, any accounts or notes receivable and rights related thereto on a limited recourse basis, provided that (i) such sale, conveyance or transfer qualifies as a sale under Agreement Accounting Principles and (ii) the Receivables Transaction Attributed Indebtedness incurred in such transaction or series of transactions does not exceed fifteen percent (15%) of the total assets of the Parent and its Subsidiaries on a consolidated basis at any one time outstanding.

“Quotation Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Rate” means, with respect to an Advance for the relevant Interest Period, a per annum rate of interest equal to the sum of (i) EURIBOR, plus (ii) the Applicable Margin, plus (iii) Mandatory Costs.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Receivables Transaction Attributed Indebtedness” means the amount of obligations outstanding under the legal documents entered into as part of any Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

“Receivables Transaction Financing Cost” means such portion of the fees, service charges, and other costs, as well as all collections or other amounts retained by purchasers of accounts or notes receivable and rights related thereto pursuant to a Qualified Receivables Transaction, which are in excess of amounts paid to the Parent and its Subsidiaries under any Qualified Receivables Transaction for the purchase of accounts or notes receivable and rights related thereto pursuant to such Qualified Receivables Transaction and are the equivalent of the interest component of the financing if the transaction were characterized as a secured lending transaction rather than as a purchase.

“Reference Banks” means, in relation to EURIBOR, the Agent and any other bank or financial institution appointed as such by the Agent.

“Register” is defined in Section 13.1(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Reports” is defined in Section 9.6(a).

“Required Lenders” means Lenders in the aggregate having at least fifty-one percent (51%) of the Aggregate Commitment, or, once the Loans have been made, Lenders in the aggregate holding at least fifty-one percent (51%) of the aggregate outstanding amount of the Loans; provided that, if there shall be two or more Lenders, Required Lenders shall constitute at least two Lenders.

“Restricted Payment” means, with respect to any Person, (i) any dividend or other distribution on any shares of such Person’s capital stock (except dividends payable solely in shares of its capital stock) or (ii) any Stock Purchase Restricted Payment.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Screen Rate” means, in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant interest period, displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Obligations” means, collectively, (i) the Obligations and (ii) all Rate Management Obligations owing to one or more Lenders.

“Selection Notice” is defined in Section 2.5.

“Single Employer Plan” means a Plan maintained by the Parent or any member of the Controlled Group for employees of the Parent or any member of the Controlled Group.

“Specified Domestic Subsidiary” means, at any time, each Domestic Subsidiary other than (i) Domestic Subsidiaries that do not conduct a business of any kind and do not own or possess any assets and (ii) so long as they remain private charitable foundations, Modine Foundation, Inc., a Wisconsin corporation, and Modine Manufacturing Company Foundation, Inc., a Wisconsin corporation.

“Stock Purchase Restricted Payment” means, with respect to any Person, any net payment declared or made on account of the purchase, redemption, retirement, acquisition or sale of (A) any shares of such Person’s capital stock or (B) any option, warrant or other right to acquire shares of such Person’s capital stock.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Parent and shall include the Borrower as a Subsidiary of the Parent.

“Substantial Portion” means, with respect to the Property of the Parent and its Subsidiaries, Property which represents more than 15% of the consolidated assets of the Parent and its Subsidiaries or property which is responsible for more than 15% of the consolidated net sales or of the consolidated net income of the Parent and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Parent and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Transferee” is defined in Section 13.2.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE 2

THE CREDITS

Section 2.1  Term Loan.

Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a single term loan to the Borrower on the Borrowing Date in an amount equal to such Lender’s Commitment. Amounts repaid on the Loans may not be reborrowed.

Section 2.2  Required Payments.

(a)  On or before December 30, 2005, the Borrower will make a principal payment of EUR 30 million on the Loans.

(b)  The unpaid principal balance of the Loans and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Maturity Date.

Section 2.3  Optional Principal Payments.

The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Loans, or, in a minimum aggregate amount of EUR 5,000,000 or any integral multiple of EUR 1,000,000 in excess thereof, any portion of the outstanding Loans upon written notice received by the Agent by 11:00 a.m. (London time) three Business Days prior to the date of prepayment.

Section 2.4  Method of Selecting Initial Interest Periods for the Loans.

The Borrower shall select the Interest Period(s) applicable to the Loans by giving the Agent irrevocable notice (a “Borrowing Notice”) not later than 11:00 a.m. (London time) at least three Business Days before the Borrowing Date, specifying:

(a)  the Borrowing Date, which shall be a Business Day not later than December 29, 2005, and

(b)  the Interest Period applicable to each Advance comprising the Loans and the amount of each such Advance.

Section 2.5  Selection of Interest Periods for Outstanding Advances.

Each Advance shall continue until the end of the then applicable Interest Period therefor, at which time: each Advance shall automatically continue with an Interest Period of one month unless (x) such Advance is or was repaid in accordance with terms hereof or (y) the Borrower shall have given the Agent a Selection Notice (as defined below) requesting that, at the end of such Interest Period, such Advance continue for the same or another Interest Period.

The Borrower shall give the Agent irrevocable notice (a “Selection Notice”) of each continuation of an Advance for a new Interest Period not later than 11:00 a.m. (London time) at least three Business Days prior to the date of the requested continuation, specifying:

(i)  the requested date, which shall be a Business Day, of such continuation, and

(ii)  the duration of the Interest Period applicable thereto.

Section 2.6  Method of Borrowing.

On the Borrowing Date, each Lender shall make available its Loan, not later than noon, local time, in the city of the Agent’s Eurocurrency Payment Office, in Euro. Unless the Agent determines that any applicable condition specified in Article 4 has not been satisfied, the Agent will make the funds so received from the Lenders available to the Borrower at the Agent’s aforesaid address.

Section 2.7  Interest Rate, etc.

Each Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Rate determined by the Agent as applicable to such Advance based upon the Borrower’s selections under Sections 2.4 and 2.5 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Maturity Date.

Section 2.8  Rates Applicable After Default.

Notwithstanding anything to the contrary contained in Sections 2.4, 2.5 or 2.7, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be continued for an Interest Period in excess of one month. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that each Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, provided that, during the continuance of a Default under Section 7.7 or 7.8, the interest rates set forth in clauses (i) and (ii) above shall be applicable to all Loans without any election or action on the part of the Agent or any Lender.

Section 2.9  Method of Payment.

Each Advance shall be repaid and each payment of interest thereon shall be paid in Euro. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at (except as set forth in the next sentence) the Agent’s address specified pursuant to Article 14, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, shall be initiated by 12:00 noon (local time for such address or Lending Installation) on the date when due and shall (except as otherwise specifically required hereunder) be applied ratably by the Agent among the Lenders. All payments to be made by the Borrower hereunder shall be made in Euro on the date due in such funds as may then be customary for the settlement of international transactions in Euro for the account of the Agent, at its Eurocurrency Payment Office for such currency and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at the address of the Agent’s Eurocurrency Payment Office. The Agent is hereby authorized to charge any account of the Borrower maintained with JPMEL or any of its Affiliates for each payment of principal, interest and fees as it becomes due hereunder.

Section 2.10  Noteless Agreement; Evidence of Indebtedness.

(a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)  The Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

(c)  The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

Section 2.11  Telephonic Notices.

The Borrower hereby authorizes the Lenders and the Agent to extend or continue Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow the Borrowing Notice and Selection Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

Section 2.12  Interest Payment Dates; Interest Basis.

Interest accrued on each Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Advances shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is initiated prior to 12:00 noon (local time of the applicable Lending Installation) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

Section 2.13  Notification of Advances, Interest Rates and Prepayments.

Promptly after receipt thereof, the Agent will notify each Lender of the contents of the Borrowing Notice, each Selection Notice, and each repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Advance promptly upon determination of such interest rate.

Section 2.14  Lending Installations.

Each Lender will book its Loans at the appropriate Lending Installation listed on Schedule 2 or such other Lending Installation designated by such Lender in accordance with the final sentence of this Section 2.20. All terms of this Agreement shall apply to any such Lending Installation and the Loans shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Agent and the Borrower in accordance with Article 13, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

Section 2.15  Non-Receipt of Funds by the Agent.

Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the interest rate applicable to the relevant Loan or such higher rate as may be quoted by the Agent to such Lender or the Borrower, as the case may be, as reflecting the Agent’s cost of funds.

Section 2.16  Judgment Currency.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower or any Guarantor hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the specified currency with such other currency at the Agent’s main London office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 11.2, such Lender or the Agent, as the case may be, agrees to remit such excess to the Borrower.

ARTICLE 3

YIELD PROTECTION; TAXES

Section 3.1  Yield Protection.

(a) If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)  subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Advances or participations therein, or

(ii)  imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Advances), or

(iii)  imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Advances, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Advances, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Advances, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, as the case may be, of making or maintaining its Advances or Commitment, or to reduce the return received by such Lender or applicable Lending Installation, as the case may be, in connection with such Advances or Commitment, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender, such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

(b) Non-U.S. Reserve Costs or Fees. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive of any jurisdiction outside of the United States of America or any subdivision thereof (whether or not having the force of law), imposes or deems applicable any reserve requirement against or fee with respect to assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation, and the result of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Advances to, or of making or maintaining its Commitment to, the Borrower or to reduce the return received by such Lender or applicable Lending Installation in connection with such Advances or Commitment, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender, such additional amount or amounts as will compensate it for such increased cost or reduction in amount received.

Section 3.2  Changes in Capital Adequacy Regulations.

If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, the outstanding amount of its Loan or its Commitment to make a Loan, as the case may be, hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

Section 3.3  Availability of Types of Advances.

If any Lender determines that maintenance of its Loan at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Advances are not available or (ii) the interest rate applicable to the Advances does not accurately reflect the cost of making or maintaining the Advances, then the Agent shall suspend the availability of Advances of the affected type or maturity and require any affected Advances to be repaid or to be converted to Advances of a different type or maturity, subject to the payment of any funding indemnification amounts required by Section 3.4.

Section 3.4  Funding Indemnification.

If any payment of an Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or an Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Advance.

Section 3.5  Taxes.

(a)  All payments by any Credit Party to or for the account of any Lender or the Agent hereunder shall be made free and clear of and without deduction for any and all Taxes. If the any Credit Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Credit Party shall make such deductions, (iii) the applicable Credit Party shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the applicable Credit Party shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(b)  In addition, each Credit Party hereby agrees, jointly and severally, to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution or delivery of, or otherwise with respect to, this Agreement (“Other Taxes”).

(c)  Each Credit Party hereby agrees, jointly and severally, to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent or such Lender as a result of its Commitment, the Loan made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent or such Lender makes demand therefor pursuant to Section 3.6.

(d)  Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(e)  For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (d), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (d), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(f)  Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(g)  If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Section 3.5(g) shall survive the payment of the Obligations and termination of this Agreement.

Section 3.6  Lender Statements; Survival of Indemnity.

To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Advances to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with an Advance shall be calculated as though each Lender funded its Advance through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Advance applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower and the other Credit Parties under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.1  Conditions to the Effective Date.

The Effective Date shall not occur unless:

(a)  the Borrower has furnished to the Agent the following, each in form and substance satisfactory to the Lenders and with sufficient copies for the Lenders:

(i)  A certified copy of the current articles of association of the Borrower.

(ii)  Copies of resolutions of the shareholders meeting and of the management board of the Borrower authorizing the execution of the Loan Documents to which the Borrower is a party.

(iii)  An officer's certificate executed by all members of the management board of the Borrower in certified form (A) confirming the up-to-date character of the documents listed under clauses (i) and (ii) above of this Section 4.1(a) and (B) which shall also identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(iv)  Copies of the articles or certificate of incorporation of each Guarantor, together with all amendments, and a certificate of status or good standing (as applicable), certified by the appropriate governmental officer in its jurisdiction of incorporation; provided, that the certificates of status or good standing for Thermacore International, Inc., a Pennsylvania corporation, Thermacore, Inc., a Pennsylvania corporation, and Airedale North America, Inc., a Pennsylvania corporation, may be later delivered pursuant to Section 6.22.

(v)  Copies, certified by the Secretary or Assistant Secretary of each Guarantor, of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which such Guarantor is a party.

(vi)  An incumbency certificate, executed by the Secretary or Assistant Secretary of each Guarantor, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of such Guarantor authorized to sign the Loan Documents to which such Guarantor is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Guarantor.

(vii)  Written opinions of the Borrower’s and the Guarantors’ counsel, addressed to the Agent and the Lenders in substantially the form of Exhibits A-1 and A-2.

(viii)  Copies, certified by an Authorized Officer of the Borrower, of the substantially final forms of share purchase and contribution agreements and all related documentation (including the entire final documentation on the capital increase to be implemented at the level of the Borrower and to be filed with the appropriate commercial register) to be entered into by and among the Borrower, the Parent and Modine, Inc. pursuant to which the purchase by and contribution to the Borrower of all the outstanding common equity of Modine Austria will be consummated and the corporate ownership structure as described in Schedule 5.9 hereto will be effected (other than “step 3” described in Schedule 6.5B) (the “Share Purchase and Contribution Documentation”).

(ix)  Copies, certified by an Authorized Officer of the Parent, of (i) reasonably satisfactory audited consolidated financial statements of the Parent for the two most recent fiscal years ended prior to the Borrowing Date as to which such financial statements are available and (ii) reasonably satisfactory unaudited interim consolidated financial statements of the Parent for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available.

(x)  Such other documents as any Lender or its counsel may have reasonably requested; and

(b)  the Agent shall be satisfied:

(i)  That the structure and terms of the Loans do not present any withholding tax or other tax issues, regulatory issues or other legal issues relating to the cross-border funding and repayment of the Loans.

(ii)  That the Loan Documents are in compliance with all applicable Austrian laws.

(iii)  As to all other legal matters incident to the making of the Loans.

Section 4.2  Conditions Precedent to Borrowing.

The Lenders shall not be required to make any Loans unless the Effective Date has occurred and each of the following is true on the Borrowing Date:

(a)  There exists no Default or Unmatured Default and the Agent has received a certificate to that effect, signed by an Authorized Officer of the Borrower.

(b)  The representations and warranties contained in Article 5 are true and correct as of the Borrowing Date and the Agent has received a certificate to that effect, signed by an Authorized Officer of the Borrower.

(c)  The Lenders, the Agent and the Arranger have been reimbursed for all out-of-pocket expenses (including reasonable attorneys’ fees) for which invoices have been presented, on or before the Borrowing Date.

(d)  All governmental and third party approvals necessary or, in the reasonable discretion of the Agent, advisable in connection with the financing contemplated hereby or the acquisition of all the common equity of Modine Austria shall have been obtained and be in full force and effect.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Each of the Borrower and the Parent represents and warrants jointly and severally to the Lenders that:

Section 5.1  Corporate Existence and Power.

The Parent is a corporation and the Borrower is a limited liability company. Each of the Parent and the Borrower is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all corporate or organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 5.2  Authorization.

The execution, delivery and performance by the Borrower and the Guarantors of the Loan Documents to which they are party (a) are within the Borrower’s and the Guarantors’ organizational or corporate powers and (b) have been duly authorized by all necessary organizational or corporate action.

Section 5.3  Binding Effect.

This Agreement constitutes a valid and binding agreement of the Borrower and the Guarantors enforceable in accordance with its terms, and each other Loan Document, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of each of the Borrower and the Guarantors that is a party to such Loan Document, enforceable in accordance with such Loan Document’s terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

Section 5.4  No Conflict; Government Consent.

Neither the execution and delivery by each of the Borrower and the Guarantors of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Parent, the Borrower or any Subsidiary or (b) the Parent’s, the Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (c) the provisions of any indenture, instrument or agreement to which the Parent, the Borrower or any Subsidiary is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Parent, the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Parent, the Borrower or any Subsidiary, is required to be obtained by the Parent, the Borrower or any Subsidiary in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower and the Guarantors of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

Section 5.5  Financial Statements; Material Adverse Change.

(a)  The consolidated financial statements of the Parent and its Subsidiaries as of March 31, 2005 reported on by PricewaterhouseCoopers LLP and the unaudited consolidated financial statements of the Parent and its Subsidiaries as of September 26, 2005, each heretofore delivered to the Lenders, were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Parent and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

(b)  Since March 31, 2005, there has been no change in the business, Property, prospects condition (financial or otherwise) or results of operations of the Parent, the Borrower and the Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

Section 5.6  Litigation and Contingent Obligations.

Except as disclosed in Schedule 5.6, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending, or to the knowledge of any of their officers, threatened against or affecting the Parent, the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of the Loans. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, neither the Parent nor the Borrower has any material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.5.

Section 5.7  Compliance with ERISA.

(a)  The Parent and each member of the Controlled Group (excluding Foreign Subsidiaries of the Parent) have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

(b)  Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Parent nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

(c)  Neither the Parent nor any member of the Controlled Group (excluding Foreign Subsidiaries of the Parent) is or ever has been obligated to contribute to any Multiemployer Plan.

(d)  Each Foreign Subsidiary of the Parent (including the Borrower): (i) has fulfilled its funding obligations under any and all applicable laws, regulations and similar requirements of governmental authorities with respect to each employee benefit or pension plan; (ii) is in compliance in all material respects with the presently applicable provisions of such laws, regulations and requirements; and (iii) except as disclosed in the financial statements referred to in Section 5.5, has not incurred any liability, indebtedness or obligation under or in connection with any employee benefit or pension plan.

Section 5.8  Taxes.

There have been filed on behalf of the Parent, the Borrower and the Subsidiaries all federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Parent, the Borrower or any Subsidiary have been paid, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists. The charges, accruals and reserves on the books of the Parent, the Borrower and the Subsidiaries in respect of taxes or other governmental charges are adequate. United States income tax returns of the Parent, the Borrower and the Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended March 31, 1996. No tax liens have been filed and no claims are being asserted with respect to any such taxes.

Section 5.9  Subsidiaries.

Schedule 5.9 hereto contains an accurate list of all Subsidiaries of the Parent as of the date of this Agreement and after giving effect to the transactions contemplated hereby, setting forth their respective jurisdictions and forms of organization and the percentage of their respective capital stock or other ownership interests owned by the Parent, the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable, except, with respect to Subsidiaries organized under Wisconsin Law, to the extent that personal liability may be imposed upon the shareholders pursuant to Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted. Each of the Parent’s Subsidiaries is a corporation or other organization duly organized, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all corporate or organization powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 5.10  Not an Investment Company.

None of the Parent, the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 5.11  Ownership of Property; Liens.

Each of the Parent, the Borrower and the Subsidiaries has good title, free of all Liens other than Permitted Encumbrances, to all of the Property and assets reflected as owned by the Parent, the Borrower and the Subsidiaries in the Parent’s most recent consolidated financial statements provided to the Agent, and such Property and assets are sufficient for the conduct of its business.

Section 5.12  Material Agreements; Default.

None of the Parent, the Borrower nor any of the Subsidiaries is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. None of the Parent, the Borrower nor any of the Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its Property is bound (x) which default could reasonably be expected to have a Material Adverse Effect or (y) which agreement, instrument or undertaking evidences or governs Indebtedness. No Default or Unmatured Default has occurred and is continuing.

Section 5.13  Full Disclosure.

No information, exhibit or report furnished by the Parent, the Borrower or any of the Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading. The Parent and the Borrower have disclosed to the Lenders in writing any and all facts which may (to the extent the Parent or the Borrower can now reasonably foresee) have a Material Adverse Effect.

Section 5.14  Environmental Matters.

In the ordinary course of its business, the officers of the Parent and the Borrower consider the effect of Environmental Laws on the business of the Parent, the Borrower and the Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Parent or the Borrower due to Environmental Laws. On the basis of this consideration, the Parent and the Borrower have concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. None of the Parent, the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 5.14(a) hereto and by this reference made a part hereof: none of the Parent, the Borrower nor any Subsidiary has been designated as a potentially responsible party under CERCLA or any other Environmental Law, and none of the Parent’s or the Borrower’s Property has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. § 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA. No Hazardous Materials have been or are being used, produced, manufactured, processed, generated, stored, disposed of, managed at, or shipped or transported to or from any Property of the Parent, the Borrower or any Subsidiary or are otherwise present at, on, in or under any such Property, or, to the best of the knowledge of the Parent and the Borrower, at or from any adjacent site or facility, except for Hazardous Materials disclosed on Schedule 5.14(b) hereto and by this reference made a part hereof, and such Hazardous Materials are produced, manufactured, processed, generated, stored, disposed of, and managed in the ordinary course of business in compliance with all applicable Environmental Laws.

Section 5.15  Insolvency.

After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, none of the Parent, the Borrower nor any Subsidiary will be “insolvent,” within the meaning of such terms as defined in § 101 of Title 11 of the United States Code or Section 2 of the Uniform Fraudulent Transfer Act, or any other applicable state law pertaining to fraudulent transfers or conveyances, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction whether current or contemplated.

Section 5.16  Compliance with Laws.

The Parent, the Borrower and each of the Subsidiaries and each member of the Controlled Group has complied with all applicable laws (including but not limited to ERISA), regulations, rules, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property (including but not limited to PBGC), except where any failure to comply with any of the foregoing could not, alone or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.17  Regulation U.

Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Parent, the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

Section 5.18  Public Utility Holding Company Act.

None of the Parent, the Borrower nor any Subsidiary is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 5.19  Post-Retirement Benefits.

The present value of the expected cost of post-retirement medical and insurance benefits payable by the Parent, the Borrower and the Subsidiaries to their employees and former employees, as estimated by the Parent in accordance with procedures and assumptions deemed reasonable by the Required Lenders, does not exceed $42,038,000 as of March 31, 2005.

Section 5.20  Insurance.

The Parent, the Borrower and each of the Subsidiaries maintains (either in the name of the Parent, the Borrower or in such Subsidiary’s own name), with financially sound and reputable insurance companies, insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business.

Section 5.21  Plan Assets; Prohibited Transactions.

Neither the Parent nor the Borrower is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), the Parent is an “operating company” as defined in 29 C.F.R. § 2510-101(c), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

ARTICLE 6

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

Section 6.1  Information.

The Parent and the Borrower will maintain, for themselves and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and deliver to the Lenders:

(a)  within 90 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted accounting principles and required or approved by the Parent's independent certified public accountants) audit report certified by PricewaterhouseCoopers LLP or other independent certified public accountants acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof;

(b)  within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its Treasurer, Controller or Chief Financial Officer;

(c)  simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate in the form of Exhibit B attached hereto of the Treasurer, Controller or Chief Financial Officer of the Parent (i) setting forth in reasonable detail the calculations required to establish whether the Parent was in compliance with the requirements of Sections 6.3, 6.4, 6.5, 6.9, 6.16, 6.18, 6.19 and 6.20 on the date of such financial statements and (ii) stating whether any Default or Unmatured Default exists on the date of such certificate and, if any Default or Unmatured Default then exists, setting forth the details thereof and the action which the Parent is taking or proposes to take with respect thereto;

(d)  within five Business Days after the Parent or the Borrower becomes aware of the occurrence of any Default or Unmatured Default or of the occurrence of any other development, financial or otherwise, that could reasonably be expected to have a Material Adverse Effect, a certificate of the Treasurer, Controller or Chief Financial Officer of the Parent setting forth the details thereof and the action which the Parent is taking or proposes to take with respect thereto;

(e)  promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed;

(f)  promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Parent or any of its Subsidiaries shall have filed with the Securities and Exchange Commission;

(g)  as soon as possible, and in any event within 10 days after any member of the Controlled Group (i) knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the Chief Financial Officer, Treasurer or Controller of the Parent, describing said Reportable Event and the action which the Parent proposes to take with respect thereto, along with a copy of any notice of such Reportable Event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

(h)  promptly upon the execution and delivery thereof, notice of any waiver, consent, modification or amendment of or to the Note Purchase Agreement (as defined in the Modine Manufacturing Credit Agreement), together with a copy of the documentation relating thereto; and

(i)  from time to time such additional information regarding the financial position or business of the Parent, the Borrower and the Subsidiaries as the Lenders may reasonably request.

Section 6.2  Inspection of Property, Books and Records.

Each of the Parent and the Borrower will, and will cause each Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to visit and inspect their respective properties in order to: (a) examine and make abstracts from any of their respective books and records; and (b) to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Parent and the Borrower agree to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired; provided, however, that so long as no Default or Unmatured Default has occurred and is continuing, such visits and inspections shall not take place more often than once each fiscal year of the Parent.

Section 6.3  Restricted Payments.

Neither the Parent nor the Borrower will, nor will they permit any Subsidiary to, declare or make any Restricted Payment except: (a) the Parent may declare or make a Restricted Payment (other than Stock Purchase Restricted Payments permitted by clause (b) below) if, after giving effect to such Restricted Payment, the aggregate amount of all such Restricted Payments declared or made after the date of this Agreement (excluding Stock Purchase Restricted Payments permitted by clause (b) below) does not exceed One Hundred Fifty Million and No/100 Dollars ($150,000,000) and no Default or Unmatured Default shall have occurred and be continuing; (b) the Parent may declare or make a Stock Purchase Restricted Payment, if after giving effect to such Stock Purchase Restricted Payment, the aggregate of all Stock Purchase Restricted Payments declared or made after the date of this Agreement does not exceed One Hundred Fifty Million and No/100 Dollars ($150,000,000) and no Default or Unmatured Default shall have occurred and be continuing; and (c) any Subsidiary (including the Borrower) may declare and pay dividends or make distributions to the Parent or to a Wholly-Owned Subsidiary.

Section 6.4  Loans or Advances.

Neither the Parent nor any of its Subsidiaries shall make loans or advances to any Person except: (a) loans or advances to employees not exceeding Three Million and No/100 Dollars ($3,000,000) in the aggregate outstanding made in the ordinary course of business and consistently with practices existing on March 31, 2004; (b) deposits required by government agencies or public utilities; (c) loans or advances in the ordinary course of business between the Parent and its Subsidiaries and between Subsidiaries; and (d) other loans and advances made in the ordinary course of business not exceeding Five Million and No/100 Dollars ($5,000,000) in the aggregate at any time outstanding; provided that after giving effect to the making of any loans, advances or deposits permitted by clause (a), (b), (c) or (d) of this Section, the Parent will be in full compliance with all the provisions of this Agreement.

Section 6.5  Investments and Acquisitions.

(a)  Neither the Parent nor the Borrower will, nor will they permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(i)  Cash Equivalent Investments.

(ii)  Existing Investments in Subsidiaries and other Investments in existence the date hereof and described in Schedule 6.5A.

(iii)  Investments comprised of capital contributions (whether in the form of cash, a note, or other assets) to a Subsidiary or other special-purpose entity created solely to engage in a Qualified Receivables Transaction.

(iv)  Acquisitions; provided, however, that prior to closing any such Acquisition the Parent shall deliver to the Agent a certificate of the Treasurer, Controller or Chief Financial Officer of the Parent setting forth in reasonable detail financial calculations demonstrating that, after giving effect to such Acquisition, no Default or Unmatured Default will exist on a pro forma basis (assuming that such Acquisition (and any related incurrence of Indebtedness) had occurred on the first day of the four-fiscal quarter period ending at the last fiscal quarter-end).

(v)  Rate Management Transactions permitted by Section 6.20.

(vi)  Loans and advances permitted by Section 6.4.

(vii)  The Investments by the Borrower in Modine Austria, by the Parent in the Borrower and by the Parent in Modine, Inc. described in Schedule 6.5B.

(b)  The Parent and its Subsidiaries may make and have outstanding the following other Investments, in addition to the Investments permitted under Section 6.5(a): (i) loans and advances in the ordinary course of business between the Parent and its Subsidiaries and between Subsidiaries, and (ii) other Investments, provided that at no time shall the aggregate outstanding amount of Investments existing and permitted under this Section 6.5(b)(ii) exceed $40,000,000.

Section 6.6  Negative Pledge.

Neither the Parent nor the Borrower will, nor will they permit any Subsidiary to, create, incur or suffer to exist any Lien in, of or on any of the Property of the Parent, the Borrower or any Subsidiary, except for Permitted Encumbrances.

Section 6.7  Maintenance of Existence.

Except for corporate reorganizations permitted by Sections 6.9(a) and 6.9(b), each of the Parent and the Borrower shall, and shall cause each Subsidiary to, remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation or limited liability company or (in the case of the Subsidiaries) other form of organization in its jurisdiction of incorporation or organization, maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained.

Section 6.8  Dissolution.

None of the Parent, the Borrower nor any of the Subsidiaries shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of its own stock or that of any Subsidiary, except through corporate reorganization to the extent permitted by Sections 6.9(a) and 6.9(b).

Section 6.9  Consolidations, Mergers and Sales of Assets.

Neither the Parent nor the Borrower will, nor will they permit any Subsidiary to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, or discontinue or eliminate any business line or segment, provided that

(a)  Subsidiaries of the Parent (other than the Borrower and its Subsidiaries) may merge into the Parent or a Wholly-Owned Subsidiary, and

(b)  the foregoing limitation on the sale, lease or other transfer of assets and on the discontinuation or elimination of a business line or segment shall not prohibit:

(i) sales of inventory in the ordinary course of business;

(ii) leases, sales or other dispositions of Property that, together with all other Property of the Parent and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Parent and its Subsidiaries;

(iii) any transfer of an interest in accounts or notes receivable and related assets as part of a Qualified Receivables Transaction; and

(iv) the liquidation and dissolution of Industrial Airsystems, Inc., Radman, Inc. and Modine of Puerto Rico, Inc.

Section 6.10  Use of Proceeds.

The Borrower will use approximately EUR 70,780,391 of the proceeds of the Loans to acquire approximately 45.1% of the outstanding common equity of Modine Austria, and will use the remainder of the proceeds of the Loans for the Borrower’s ordinary corporate purposes. No portion of the proceeds of the Loans will be used by the Borrower, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any “margin stock” (as defined in Regulation U), or for any purpose in violation of any applicable law or regulation.

Section 6.11  Compliance with Laws; Payment of Taxes and Other Claims.

Each of the Parent and the Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws. Without limitation of the foregoing, each of the Parent and the Borrower will, and will cause each of the Subsidiaries to, not be a Person described in Section 1 of the Anti-Terrorism Order, and not engage in any dealings or transactions, or otherwise be associated, with any such Person. Each of the Parent and the Borrower will, and will cause each of the Subsidiaries to, (x) timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments, governmental charges and levies upon it or its income, profits or Property and (y) pay when due all claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of the Parent, the Borrower or any Subsidiary; except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

Section 6.12  Insurance.

Each of the Parent and the Borrower will maintain, and will cause each of the Subsidiaries to maintain (either in the name of the Parent or the Borrower or in such Subsidiary’s own name), with financially sound and reputable insurance companies, insurance on all its Property in at least such amounts and against at least such risks as is consistent with sound business practice, and the Parent and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

Section 6.13  Change in Fiscal Year.

Neither the Parent nor the Borrower will change its fiscal year without (a) providing the Lenders with prior written notice of such change; and (b) executing and delivering to the Lenders, prior to such change, such amendments to this Agreement and the other Loan Documents as the Lenders may reasonably deem necessary and appropriate as a result of such change in fiscal year.

Section 6.14  Maintenance of Property.

Each of the Parent and the Borrower will, and will cause each Subsidiary to, maintain all of its Property and assets in good condition, repair and working order, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

Section 6.15  Environmental Matters.

Neither the Parent nor the Borrower will, nor will either permit any other Person to, use, produce, manufacture, process, generate, store, dispose of, manage at, or ship or transport to or from any of its Property any Hazardous Materials except for Hazardous Materials disclosed on Schedule 5.14(b) hereto and by this reference made a part hereof and which are used, produced, manufactured, processed, generated, stored, disposed of or managed in the ordinary course of business in compliance with all applicable Environmental Laws. Each of the Parent and the Borrower agrees that upon the occurrence of an Environmental Release it will act immediately to investigate the extent of, and to take appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so. Promptly, and in any event within 15 Business Days after the Parent or the Borrower obtains knowledge thereof, the Parent or the Borrower shall furnish to the Lenders written notice of all material Environmental Liabilities, pending, threatened or anticipated material Environmental Proceedings, and material Environmental Releases at, on, in, under or in any way affecting it, any Subsidiary or any of its or their Property or any adjacent property, and all facts, events, or conditions that could lead to any of the foregoing.

Section 6.16  Indebtedness.

Neither the Parent nor the Borrower will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a)  The Loans.

(b)  Indebtedness described in Schedule 6.16 not exceeding the commitment limits set forth therein, and extensions, renewals and replacements of any such Indebtedness to the extent such extensions, renewals and replacements do not increase the outstanding principal amount thereof.

(c)  Receivables Transaction Attributed Indebtedness.

(d)  Indebtedness, in addition to Indebtedness permitted pursuant to subsections (a)-(c) above, in an aggregate amount at any time outstanding not to exceed the greater of $100,000,000 or fifteen percent (15%) of the Parent’s Consolidated Net Worth.

Section 6.17  Sale of Accounts.

Neither the Parent nor the Borrower will, nor will they permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse, except (a) sale or assignment of accounts for collection purposes in the ordinary course of business, and (b) Qualified Receivables Transactions.

Section 6.18  Financial Covenants.

(a)  Leverage Ratio. The Parent will not permit the Leverage Ratio, determined as of the end of each fiscal quarter, to be greater than 3.0 to 1.0.

(b)  Interest Expense Coverage Ratio. The Parent will not permit the Interest Expense Coverage Ratio, determined as of the end of each fiscal quarter, to be less than 3.0 to 1.0.

Section 6.19  Guaranties.

Promptly, and in any event within 30 days, after a Person shall become a Specified Domestic Subsidiary that is not a Specified Domestic Subsidiary on the date hereof, Parent shall cause such new Specified Domestic Subsidiary to become a party to this Agreement by executing and delivering to the Agent a Guaranty Joinder Supplement in the form of Annex I attached hereto, along with such other documents, opinions and information as the Agent may require regarding such Specified Domestic Subsidiary and the enforceability of such Guaranty.

Section 6.20  Rate Management Transactions.

Neither the Parent nor Borrower will, nor will they permit any Subsidiary to, enter into or remain liable under any Rate Management Transactions, except for Rate Management Transactions that are entered into in the ordinary course of business of the Parent, the Borrower or such Subsidiary and not for speculative purposes.

Section 6.21  Affiliates.

Neither the Parent nor the Borrower will, nor will they permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (i) in the ordinary course of business and pursuant to the reasonable requirements of the Parent’s, the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Parent, the Borrower or such Subsidiary than the Parent, the Borrower or such Subsidiary would obtain in a comparable arms-length transaction and (ii) transactions between the Parent, the Borrower or any Subsidiary, on the one hand, and any Subsidiary or other special-purpose entity created to engage solely in a Qualified Receivables Transaction.

Section 6.22  Condition Subsequent.

On or before December 30, 2005, (a) the Borrower shall provide the Agent satisfactory evidence (including fully executed copies of the Share Purchase and Contribution Documentation) that the Borrower’s acquisition of all the common equity of Modine Austria, by purchase from and contribution by the Parent, has been consummated, and the resulting corporate ownership structure as described in Schedule 5.9 hereto has been effected (other than “step 3” described in Schedule 6.5B), all in accordance with applicable law and on terms satisfactory to the Agent and the Lenders and (b) the Borrower shall provide certificates of status or good standing issued by the appropriate Pennsylvania office for Thermacore International, Inc., a Pennsylvania corporation, Thermacore, Inc., a Pennsylvania corporation, and Airedale North America, Inc., a Pennsylvania corporation.

ARTICLE 7

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

Section 7.1

The Borrower shall fail to pay when due any principal of any Loan, or shall fail to pay when due any interest on any Loan or other fee or other amount payable hereunder; or

Section 7.2

The Parent or the Borrower shall fail to observe or perform any covenant contained in Section 6.1(d), Sections 6.3 through 6.10, inclusive, or Sections 6.16 through 6.21, inclusive; or

Section 7.3

The Parent or the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by Section 7.1 or 7.2 above), or the Parent, the Borrower or any Subsidiary shall fail to observe or perform any covenant or agreement contained in any other Loan Document, for thirty (30) days after the earlier of (i) the first day on which a responsible officer of the Parent, the Borrower or Subsidiary has knowledge of such failure, or (ii) written notice thereof has been given to the Parent, the Borrower or Subsidiary by a Lender; or

Section 7.4

Any representation, warranty, certification or statement made or deemed made by or on behalf of the Parent or the Borrower in Article 5, by or on behalf of any Guarantor in Article 12, or by or on behalf of the Parent, the Borrower or any Subsidiary in, under or in connection with any Loan Document, or any certificate, financial statement or other document delivered pursuant to any Loan Document, shall prove to have been incorrect in any material respect when made (or deemed made); or

Section 7.5

The Parent, the Borrower or any Subsidiary shall fail to make any payment in respect of Indebtedness outstanding (other than the Loans) in an aggregate amount in excess of $20,000,000 when due or within any applicable grace period; or

Section 7.6

Any event or condition shall occur which results in the acceleration of the maturity of Indebtedness outstanding in an aggregate amount in excess of $20,000,000 of the Parent, the Borrower or any Subsidiary or the purchase of such Indebtedness by the Parent (or its designee), the Borrower (or its designee) or such Subsidiary (or its designee) prior to the scheduled maturity thereof or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Indebtedness or any Person acting on such holders’ behalf to accelerate the maturity thereof or require the purchase thereof by the Parent (or its designee), the Borrower (or its designee) or such Subsidiary (or its designee) prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised or waived their right to do so, or any Indebtedness outstanding in an aggregate amount in excess of $20,000,000 of the Parent, the Borrower or any Subsidiary shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or

Section 7.7

The Parent, the Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any Substantial Portion of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay, or shall admit in writing its inability to pay, its debts as they become due, or shall take any corporate action to authorize any of the foregoing, or shall fail to contest in good faith any appointment or proceeding described in Section 7.8; or

Section 7.8

An involuntary case or other proceeding shall be commenced against the Parent, the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any Substantial Portion of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 45 days; or an order for relief shall be entered against the Parent, the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

Section 7.9

The Parent, the Borrower or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

Section 7.10

One or more judgments or orders for the payment of money in an aggregate amount in excess of $20,000,000 (or the equivalent thereof in currencies other than Dollars), or one or more nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, shall be rendered against the Parent, the Borrower or any Subsidiary, and such judgment(s) or order(s) shall continue unsatisfied and unstayed for a period of 45 days; or

Section 7.11

A federal tax lien shall be filed against the Parent or the Borrower under Section 6323 of the Code or a lien of the PBGC shall be filed against the Parent or the Borrower under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 25 days after the date of filing, or the Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $20,000,000, or any Reportable Event shall occur in connection with any Plan; or

Section 7.12

Any Change in Control shall occur; or

Section 7.13

Nonpayment by the Parent, the Borrower or any Subsidiary of any Rate Management Obligation when due or the breach by the Parent, the Borrower or any Subsidiary of any term, provision or condition contained in any Rate Management Transaction; or

Section 7.14

Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Parent and its Subsidiaries which, when taken together with all other Property of the Parent and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion; or

Section 7.15

The Guaranty shall fail to remain in full force or effect with respect to any or all of the Guarantors or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Guaranty with respect to any or all of the Guarantors, or any Guarantor shall fail to comply with any of the terms or provisions of the Guaranty, or any Guarantor shall deny that it has any further liability under the Guaranty, or shall give notice to such effect; or

Section 7.16

Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or the Parent, the Borrower or any Guarantor shall fail to comply with any of the terms or provisions of any Collateral Document.

ARTICLE 8

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

Section 8.1  Acceleration.

If any Default described in Section 7.7 or 7.8 occurs with respect to the Borrower, the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may declare the Obligations to be due and payable whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

Section 8.2  Amendments.

Subject to the provisions of this Article 8, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Credit Parties may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Credit Parties hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:

(a)  Extend the final maturity of any Loan, or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

(b)  Amend Section 11.2.

(c)  Reduce the percentage specified in the definition of Required Lenders.

(d)  Extend the Facility Maturity Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.3, or, subject to Section 2.26, increase the amount of the Aggregate Commitment, of the Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement.

(e)  Release or terminate the Guaranty as to any Guarantor.

(f)  Amend this Section 8.2.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 13.1 without obtaining the consent of any other party to this Agreement.

Section 8.3  Preservation of Rights.

No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1  Survival of Representations.

All representations and warranties of the Credit Parties contained in this Agreement shall survive the making of the Loans herein contemplated.

Section 9.2  Governmental Regulation.

Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

Section 9.3  Headings.

Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

Section 9.4  Entire Agreement.

The Loan Documents embody the entire agreement and understanding among the Borrower, the Guarantors, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Guarantors, the Agent and the Lenders relating to the subject matter thereof.

Section 9.5  Several Obligations; Benefits of this Agreement.

The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.6 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

Section 9.6  Expenses; Indemnification.

(a)  The Borrower shall reimburse the Agent and the Arranger for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Arranger and the Lenders for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Agent, the Arranger and the Lenders, which attorneys may be employees of the Agent, the Arranger or the Lenders) paid or incurred by the Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence. The Borrower acknowledges that from time to time JPMEL may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s assets for internal use by JPMEL from information furnished to it by or on behalf of the Borrower, after JPMEL has exercised its rights of inspection pursuant to this Agreement.

(b)  The Borrower hereby further agrees to indemnify the Agent, the Arranger and each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor whether or not the Agent, the Arranger or any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of the Loans hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

(c)  To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent or the Arranger under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agent or the Arranger, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent or the Arranger in its capacity as such.

(d)  All Loan Documents shall be signed and executed outside the Republic of Austria and the originals and all certified copies thereof shall always be kept outside the Republic of Austria. Should any party transfer, or cause the transfer by third parties of any original or certified copy of a Loan Document into the Republic of Austria, thereby triggering stamp duties, the party transferring (or procuring the transfer of) such original or certified copy triggering stamp duties shall be liable for such stamp duties, unless the transfer of the original or certified copy of the relevant Loan Document into the Republic of Austria was (i) required by mandatory law, order, request or decree of a governmental body, court, authority or agency (whether for the purposes of initiating, prosecuting, enforcing or executing any claim or remedy or enforcing any judgment or otherwise); or (ii) made for, or in connection with, the enforcement of the rights of one or several parties under a Loan Document, in which cases such stamp duties shall be borne by the Borrower.

Section 9.7  Numbers of Documents.

All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

Section 9.8  Accounting.

Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

Section 9.9  Severability of Provisions.

Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

Section 9.10  Nonliability of Lenders.

The relationship between the Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, the Arranger nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent, the Arranger nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Agent, the Arranger nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent, the Arranger nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

Section 9.11  Confidentiality.

Each Lender agrees to hold any confidential information which it may receive from the Borrower or the Guarantors pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 13.2 and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder. Each Lender that is in receipt of confidential information from the Borrower or the Guarantors agrees (a) to hold such information in accordance with such Lender’s customary procedures for handling confidential information of such nature and in accordance with safe and sound banking practices, (b) not to use such confidential information for any purpose other than purposes contemplated by this Agreement, (c) to limit disclosure of such confidential information to the Persons referred to in this Section 9.11 having a need to know such information in connection with purposes contemplated by this Agreement, and (d) that, unless specifically prohibited by applicable law or government agency or court order, such Lender shall notify the Borrower or the Guarantors of any request by any governmental authority for disclosure of any such confidential information prior to making disclosure of such information, so that the Borrower or the Guarantors shall have the opportunity to seek an appropriate protective agreement or order limiting disclosure of such information.

Section 9.12  Nonreliance.

Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loans provided for herein.

Section 9.13  Disclosure.

The Borrower and each Lender hereby acknowledge and agree that JPMEL and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

Section 9.14  USA Patriot Act.

Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 9.15  Place of Performance.

The exclusive place of performance (Leistungsort) in respect of all rights and obligations of the parties of this Agreement shall be London, England, or any other place communicated by the Agent to the Borrower, but shall at all times be a place outside the Republic of Austria.

ARTICLE 10

THE AGENT

Section 10.1  Appointment; Nature of the Relationship.

Each of the Lenders hereby irrevocably appoints J.P. Morgan Europe Limited as its agent (the “Agent”) and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower, the Parent or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder.

Section 10.2  Powers.

The Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2), and (c) except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, the Parent or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2) or in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by the Borrower, the Parent or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 10.3  Reliance; Counsel.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Borrower or other Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.4  Delegation to Sub-Agent.

The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 10.5  Resignation; Successor Agent.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent's resignation hereunder, the provisions of this Article and Section 9.6 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 10.6  Lender Credit Decision.

Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 10.7  Agent’s Reimbursement and Indemnification.

The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (a) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (b) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(g) shall, notwithstanding the provisions of this Section 10.7, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.7 shall survive payment of the Obligations and termination of this Agreement.

Section 10.8  Execution of Collateral Documents.

The Lenders hereby empower and authorize the Agent to execute and deliver to the Borrower and the Guarantors on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of this Agreement.

ARTICLE 11

SETOFF; RATABLE PAYMENTS

Section 11.1  Setoff.

In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

Section 11.2  Ratable Payments.

If any Lender, whether by setoff or otherwise, has payment made to it upon its Loan in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the aggregate outstanding amount of the Loans held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the aggregate outstanding amount of the Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the aggregate outstanding amount of the Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE 12

GUARANTY

Section 12.1  Representations, Warranties and Covenants.

Each of the Guarantors represents and warrants (which representations and warranties shall be deemed to have been renewed as of the Borrowing Date) that:

(a)  It is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that the failure to have such authority could not reasonably be expected to have a Material Adverse Effect.

(b)  It (to the extent applicable) has the power and authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by each Guarantor of this Agreement and the performance by each of its obligations hereunder have been duly authorized by proper proceedings, and this Agreement constitutes a legal, valid and binding obligation of each Guarantor, respectively, enforceable against such Guarantor, respectively, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(c)  Neither the execution and delivery by it of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will (i) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on it or its articles or certificate of incorporation, limited liability company or partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating agreement or other management agreement, as the case may be, or the provisions of any indenture, instrument or agreement to which Parent or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or (ii) conflict with, or constitute a default under, or result in, or require, the creation or imposition of any Lien in, of or on its Property pursuant to the terms of, any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by it, is required to be obtained by it in connection with the execution, delivery and performance by it of, or the legality, validity, binding effect or enforceability against it of, this Guaranty.

In addition to the foregoing, each of the Guarantors covenants that, so long as any Lender has any Commitment outstanding under this Agreement or any amount payable under this Agreement or any other Guaranteed Obligations (as defined below) shall remain unpaid, it will, and, if necessary, will enable the Borrower to, fully comply with those covenants and agreements of the Borrower applicable to such Guarantor set forth in this Agreement.

Section 12.2  Guaranty.

Each of the Guarantors hereby unconditionally guarantees, jointly with the other Guarantors and severally, the full and punctual payment when due (whether at stated maturity, upon acceleration or otherwise) of the Obligations, including, without limitation, (A) the principal of and interest on the Loans made to the Borrower pursuant to this Agreement, (B) any Rate Management Obligations of the Borrower, and (C) all other amounts payable by the Borrower or any of its Subsidiaries under this Agreement, the other Loan Documents and any Designated Financial Contract (all of the foregoing being referred to collectively as the “Guaranteed Obligations”). Upon failure by the Borrower or any of its Affiliates, as applicable, to pay punctually any such amount, each of the Guarantors agrees that it shall forthwith on demand pay such amount at the place and in the manner specified in this Agreement, any Designated Financial Contract or the relevant Loan Document, as the case may be. Each of the Guarantors hereby agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection.

Section 12.3  Guaranty Unconditional.

The obligations of each of the Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)  any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;

(b)  any modification or amendment of or supplement to this Agreement, any other Loan Document or any Designated Financial Contract, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Obligations guaranteed hereby;

(c)  any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations;

(d)  any change in the corporate, partnership or other existence, structure or ownership of the Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of the Borrower or any other guarantor of any of the Guaranteed Obligations;

(e)  the existence of any claim, setoff or other rights that the Guarantors may have at any time against the Borrower, any other guarantor of any of the Guaranteed Obligations, the Agent, any Holder of Obligations or any other Person, whether in connection herewith or in connection with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f)  the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against the Borrower or any other guarantor of any of the Guaranteed Obligations, for any reason related to this Agreement, any Designated Financial Contract, any other Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or any other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations;

(g)  the failure of the Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any;

(h)  the election by, or on behalf of, any one or more of the Holders of Obligations, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. § 101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;

(i)  any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code;

(j)  the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of any of the Holders of Obligations or the Agent for repayment of all or any part of the Guaranteed Obligations;

(k)  the failure of any other Guarantor or Specified Domestic Subsidiary to sign or become party to this Agreement (as a guarantor or otherwise) or any amendment, change, or reaffirmation hereof; or

(l)  any other act or omission to act or delay of any kind by the Borrower, any other guarantor of the Guaranteed Obligations, the Agent, any Holder of Obligations or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 12.3, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder.

Section 12.4  Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances.

Each of the Guarantors’ obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been paid in full in cash and the Commitments shall have terminated or expired. If at any time any payment of the principal of or interest on any Advance or any other amount payable by the Borrower or any other party under this Agreement, any Designated Financial Contract or any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, each of the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

Section 12.5  General Waivers.

Each of the Guarantors irrevocably waives acceptance hereof, presentment, demand or action on delinquency, protest, the benefit of any statutes of limitations and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other guarantor of the Guaranteed Obligations, or any other Person.

Section 12.6  Subordination of Subrogation; Subordination of Intercompany Indebtedness.

(a)  Subordination of Subrogation. Until the Guaranteed Obligations have been indefeasibly paid in full in cash, the Guarantors (i) shall have no right of subrogation with respect to such Guaranteed Obligations and (ii) waive any right to enforce any remedy which the Holders of Obligations or the Agent now have or may hereafter have against the Borrower, any endorser or any guarantor of all or any part of the Guaranteed Obligations or any other Person, and the Guarantors waive any benefit of, and any right to participate in, any security or collateral given to the Holders of Obligations and the Agent to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of the Borrower to the Holders of Obligations. Should any Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights, each Guarantor hereby expressly and irrevocably (a) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or setoff that the Guarantor may have to the indefeasible payment in full in cash of the Guaranteed Obligations and (b) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until the Guaranteed Obligations are indefeasibly paid in full in cash. Each Guarantor acknowledges and agrees that this subordination is intended to benefit the Agent and the Holders of Obligations and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Agent, the Holders of Obligations and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 12.6(a).

(b)  Subordination of Intercompany Indebtedness. Each Guarantor agrees that any and all claims of such Guarantor against either the Borrower or any other Guarantor hereunder (each an “Obligor”) with respect to any Intercompany Indebtedness (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations. Notwithstanding any right of any Guarantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Guarantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Holders of Obligations and the Agent in those assets. No Guarantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Guaranteed Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document or any Designated Financial Contract have been terminated. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Guarantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Agent for application on any of the Guaranteed Obligations, due or to become due, until such Guaranteed Obligations (other than contingent indemnity obligations) shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Guarantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations (other than contingent indemnity obligations) and the termination of all financing arrangements pursuant to any Loan Document among the Borrower and the Holders of Obligations, such Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Obligations and shall forthwith deliver the same to the Agent, for the benefit of the Holders of Obligations, in precisely the form received (except for the endorsement or assignment of the Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Guarantor as the property of the Holders of Obligations. If any such Guarantor fails to make any such endorsement or assignment to the Agent, then the Agent or any of its officers or employees is irrevocably authorized to make the same. Each Guarantor agrees that until the Guaranteed Obligations (other than the contingent indemnity obligations) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document among the Borrower and the Holders of Obligations have been terminated, no Guarantor will assign or transfer to any Person (other than the Agent) any claim any such Guarantor has or may have against any Obligor.

Section 12.7  Contribution with Respect to Guaranteed Obligations.

(a)  To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s Allocable Amount (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guaranteed Obligations and termination of this Agreement and the Designated Financial Contracts, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)  As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Guarantor under this Guaranty without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c)  This Section 12.7 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 12.7 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement.

(d)  The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor to which such contribution and indemnification is owing.

(e)  The rights of the indemnifying Guarantors against other Guarantors under this Section 12.7 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash and the termination of this Agreement and the Designated Financial Contracts. This Section 12.7 shall survive termination of this Agreement.

Section 12.8  Stay of Acceleration.

If acceleration of the time for payment of any amount payable by the Borrower under this Agreement, any Designated Financial Contract or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement, any Designated Financial Contract or any other Loan Document shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the Agent.

Section 12.9  No Waivers.

No failure or delay by the Agent or any Holder of Obligations in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, this Agreement, any Designated Financial Contract and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.10  Expenses of Enforcement, etc.

Subject to the terms of this Agreement, after the occurrence of a Default under this Agreement, the Lenders shall have the right at any time to direct the Agent to commence enforcement proceedings with respect to the Guaranteed Obligations. The Guarantors agree to reimburse the Agent and the Holders of Obligations for any reasonable costs and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Agent and the Holders of Obligations, which attorneys may be employees of the Agent or the Holders of Obligations) paid or incurred by the Agent or any Holders of Obligations in connection with the collection and enforcement of amounts due under the Loan Documents, including without limitation this Article 12. The Agent agrees to distribute payments received from any of the Guarantors hereunder to the Holders of Obligations on a pro rata basis for application in accordance with the terms of this Agreement.

Section 12.11  Setoff.

At any time after all or any part of the Guaranteed Obligations have become due and payable (by acceleration or otherwise), each Holder of Obligations and the Agent may, without notice to any Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of all or any part of the Guaranteed Obligations (A) any indebtedness due or to become due from such Holder of Obligations or the Agent to any Guarantor, and (B) any moneys, credits or other property belonging to any Guarantor, at any time held by or coming into the possession of such Holder of Obligations or the Agent or any of their respective affiliates.

Section 12.12  Financial Information.

Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower and any and all endorsers and/or other guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that none of the Holders of Obligations or the Agent shall have any duty to advise such Guarantor of information known to any of them regarding such condition or any such circumstances. In the event any Holder of Obligations or the Agent, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Guarantor, such Holder of Obligations or the Agent shall be under no obligation (A) to undertake any investigation not a part of its regular business routine, (B) to disclose any information which such Holder of Obligations or the Agent, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (C) to make any other or future disclosures of such information or any other information to such Guarantor.

ARTICLE 13

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

Section 13.1  Successors and Assigns; Participations.

(a) The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Credit Party may assign or otherwise transfer any of its rights or obligations under the Loan Documents without the prior written consent of each Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations under the Loan Documents except in accordance with this Section 13.1. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under the Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Agent, provided that no consent of the Agent shall be required for an assignment of all or any portion of Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(ii) Assignments shall be subject to the following additional conditions:
(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than EUR5,000,000 unless each of the Borrower and the Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under the Loan Documents, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of its Commitments or Loans;

(C) the assignee shall be a legal entity incorporated or otherwise organized outside the Republic of Austria;

(D) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(E) the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

For the purposes of this Section 13.1, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 13.1, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and the other Loan Documents, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.1, 3.2, 3.4, 3.5 and 9.6 and Article 10). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.1 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and outstanding amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.2(e), 2.21, 2.22(b), (e) or (j), 3.5(g), 9.6(c), 10.7 or 11.2, the Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 8.2 that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.1 as though it were a Lender, provided such Participant agrees to be subject to Section 11.2 as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 13.2  Dissemination of Information.

The Borrower authorizes each Lender to disclose to any Participant or assignee permitted under Section 13.1 or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports, provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

Section 13.3  Tax Treatment.

If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(d).

ARTICLE 14

NOTICES

Section 14.1  Notices.

Except as otherwise permitted by Section 2.11 with respect to the Borrowing Notices and Selection Notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (w) in the case of the Borrower or the Agent, at its address or facsimile number set forth on the signature pages hereof, (x) in the case of any Lender, at its address or facsimile number set forth below its signature hereto, (y) in the case of the Parent, at its address or facsimile number set forth below its signature hereto, and in the case of any other Guarantor, c/o Modine Manufacturing Company, at the same address or facsimile number or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 14.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Agent under Article 2 shall not be effective until received.

Section 14.2  Change of Address.

The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE 15

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE 16

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

Section 16.1  CHOICE OF LAW.

THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

Section 16.2  CONSENT TO JURISDICTION.

THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

Section 16.3  WAIVER OF JURY TRIAL.

THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

MILW_1919821.7

IN WITNESS WHEREOF, the Borrower, the Guarantors, the Lenders and the Agent have executed this Agreement as of the date first above written.

MODINE HOLDING GMBH, as Borrower

By:   /s/C. O’Neill
Title: Managing Director

c/o Modine Europe GmbH
Arthur-B-Modine-Strasse 1
D-70794
Filderstandt-Bonlanden
Germany
Attention: Chief Financial Officer - Modine Europe
Telephone: 49-711-7094-0
Fax: 49-711-7094-297

[Signature Page 1 of 6 to Credit Agreement]

IN WITNESS WHEREOF, the Borrower, the Guarantors, the Lenders and the Agent have executed this Agreement as of the date first above written.

MODINE MANUFACTURING COMPANY, as Parent and as a Guarantor

By:   /s/D. R. Zakos
Title:	Vice President, General Counsel and Secretary

1500 DeKoven Avenue
Racine, Wisconsin 53403-2552
Attention: Corporate Treasurer
Telephone: (414)-636-1288
FAX: (414)-636-1818

[Signature Page 2 of 6 to Credit Agreement]

IN WITNESS WHEREOF, the Borrower, the Guarantors, the Lenders and the Agent have executed this Agreement as of the date first above written.

MODINE DELAWARE LLC, as a Guarantor

By: /s/William K. Langan
Title: President

MODINE CLIMATE SYSTEMS INC.,
as a Guarantor

By: /s/D. R. Zakos
Title: Secretary

THERMACORE INTERNATIONAL, INC.,
as a Guarantor

By: /s/D. R. Zakos
Title: VP and Assistant Secretary

THERMACORE, INC., as a Guarantor

By: /s/D. R. Zakos
Title: VP and Assistant Secretary

THERMAL CORP., as a Guarantor

By: /s/D. R. Zakos
Title: VP and Assistant Secretary

MODINE, INC., as a Guarantor

By: /s/William K. Langan
Title: President

MODINE JACKSON, INC., as a Guarantor

By: /s/D. R. Zakos
Title: Secretary

AIREDALE INC., as a Guarantor

By: /s/M. C. Kelsey
Title: Secretary

AIREDALE NORTH AMERICA, INC.,
as a Guarantor

By: /s/M. C. Kelsey
Title: Secretary

[Signature Page 3 of 6 to Credit Agreement]

IN WITNESS WHEREOF, the Borrower, the Guarantors, the Lenders and the Agent have executed this Agreement as of the date first above written.

J.P. MORGAN EUROPE LIMITED, as the Agent

By: /s/Lesley Pluck          /s/Ching Loh
Title: Associate                Associate

125 London Wall
London EC2Y 5AJ
ENGLAND
Attention: Loans Agency (Lesley Pluck)
Telephone: +44 20 7777 2940
FAX: +44 20 7777 2360 or 2085

[Signature Page 4 of 6 to Credit Agreement]

IN WITNESS WHEREOF, the Borrower, the Guarantors, the Lenders and the Agent have executed this Agreement as of the date first above written.

Commitments

EUR 47,333,333.00 J.P. MORGAN EUROPE LIMITED, as a Lender

By:  /s/Alastair Stevenson
Title: Vice President

125 London Wall
London EC2Y 5AJ
ENGLAND
Attention: Alastair Stevenson
Telephone: +44 2077779073
FAX:  +44 2077774781

[Signature Page 5 of 6 to Credit Agreement]

IN WITNESS WHEREOF, the Borrower, the Guarantors, the Lenders and the Agent have executed this Agreement as of the date first above written.

Commitments

EUR 23,666,667.00 SUNTRUST BANK, as a Lender

By: /s/Heidi M. Khambatta
Title: Director

303 Peachtree Street NE
10th Floor
MC 1928
Atlanta, Georgia 30308
Attention: William Humphries
Telephone: 404-724-3931
FAX:  414-658-4989

[Signature Page 6 of 6 to Credit Agreement]